Exhibit 77M

After the close of business on December 17, 2004, the Loomis Sayles Growth Fund (Fund) acquired all assets and liabilities of CDC Nvest Star Growth Fund (Star Growth Fund), pursuant to a plan of reorganization approved by its shareholders on December 17, 2004. The acquisition was accomplished by a tax-free exchange of 4,629,763 Class A shares of the Fund for 3,026,518 shares of the Star Growth Fund Class A, 4,956,224 Class B shares of the
Fund for 3,333,608 shares of the Star Growth Fund Class B, and 635,029
Class C shares of the Fund for 427,538 shares of the Star Growth Class C.
Star Growth Funds net assets at that date $57,066,054, including $1,346,493 of net realized appreciation, were combined with those of the Fund.
The aggregate net assets of the Fund immediately before the acquisition were $89,294,106. The combined net assets of the Fund immediately following the acquisition were $146,360,160. The Fund acquired capital loss carryovers, subject to limitations, of $18,973,040 from the Star Growth Fund.